NEWS RELEASE

Investor Contact Graham Sones, VP – Investor Relations ir@kodiakgas.com (936) 755-3529

Kodiak Gas Services Announces First Quarter 2025 Financial Results, Provides Updated Full Year 2025 Guidance

THE WOODLANDS, Texas — May 7, 2025 — Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”), a leading provider of critical energy infrastructure and contract compression services, today reported financial and operating results for the quarter ended March 31, 2025 and updated full-year 2025 guidance.

Net income attributable to common shareholders for the quarter ended March 31, 2025 was $30.4 million, compared to $19.1 million and $30.2 million for the quarters ended December 31, 2024 and March 31, 2024, respectively.

First Quarter 2025 and Recent Highlights
•Record quarterly adjusted EBITDA(1) of $177.7 million
•Contract Services adjusted gross margin percentage(1) increased sequentially to 67.7%
•Deployed 48,900 horsepower of new, large horsepower compression units
•Fleet utilization increased sequentially to 96.9%
•Repurchased approximately $10 million of common stock at an average price of $36.87
•Increased quarterly dividend by 10% to $0.45 per share, or $1.80 per share annualized

Revised 2025 Outlook Highlights
•Raised full-year 2025 adjusted EBITDA guidance to a range of $695 to $725 million, a $10 million increase to the low end of the range

"Kodiak had another outstanding quarter, with strong recontracting results and increased operational efficiency driving new quarterly records in total revenues, adjusted EBITDA and discretionary cash flow," said Mickey McKee, Kodiak’s President and Chief Executive Officer. “We continued to high grade our compression fleet, adding new, large horsepower units and divesting underutilized non-core horsepower assets. Execution of this strategy drove a third consecutive quarterly increase in fleet utilization and Contract Services adjusted gross margin percentage.

"Despite recent volatility in energy prices, the long-term growth outlook for U.S. natural gas supply and associated need for large horsepower compression infrastructure is unchanged, and Kodiak is committed to delivering the high level of service our customers expect with one of the safest and most sustainable contract compression fleets in the industry.

"The production focus of our compression services—supported by fixed-revenue contracts with premier customers operating in the most economic basins—drives the strength and resilience of our business model. Given the sustainability of our cash flow and the positive outlook for the remainder of the year, we increased our full year 2025 guidance and enhanced our return of capital to shareholders through share repurchases and the recently announced increase to our quarterly dividend, while continuing to drive to our leverage target."

(1) Adjusted EBITDA and adjusted gross margin percentage are non-GAAP financial measures. Definitions and reconciliations to the most comparable GAAP financial measure are included herein.

Segment Information
Contract Services segment revenue was $289.0 million in the first quarter of 2025, a 3.1% increase sequentially. Contract Services segment gross margin was $125.2 million and adjusted gross margin was $195.7 million in the first quarter of 2025, the latter representing a 4.6% increase sequentially.
Other Services segment revenue was $40.7 million in the first quarter of 2025, a 38.8% increase sequentially. Other Services segment gross margin and adjusted gross margin were each $5.5 million in the first quarter of 2025, compared to $4.2 million in the previous quarter.
Long-Term Debt and Liquidity
Total debt outstanding was $2.6 billion as of March 31, 2025, comprised primarily of borrowings on the ABL Facility and senior notes due 2029. At March 31, 2025, the Company had $319.3 million available on its ABL Facility, and Kodiak's credit agreement leverage ratio was 3.7x.

Summary Financial Data
(in thousands, except percentages)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Total revenues	$329,642	$309,519	$215,492
Net income attributable to common shareholders	$30,411	$19,083	$30,232
Adjusted EBITDA (1)	$177,664	$169,072	$117,762
Adjusted EBITDA percentage (1)	53.9%	54.6%	54.6%

Contract Services revenue	$288,956	$280,211	$193,399
Contract Services adjusted gross margin (1)	$195,721	$187,027	$127,517
Contract Services adjusted gross margin percentage (1)	67.7%	66.7%	65.9%

Other Services revenue	$40,686	$29,308	$22,093
Other Services adjusted gross margin (1)	$5,460	$4,242	$4,409
Other Services adjusted gross margin percentage (1)	13.4%	14.5%	20.0%

Maintenance capital expenditures	$16,407	$14,858	$10,642

Growth capital expenditures (2)	$55,983	$44,693	$52,221
Other capital expenditures (3)	22,258	26,393	7,180
Total Growth and Other capital expenditures	$78,241	$71,086	$59,401

Discretionary cash flow (1)	$116,084	$107,690	$71,925
Free cash flow (1)	$47,219	$56,657	$12,524
(1)Adjusted EBITDA, adjusted EBITDA percentage, adjusted gross margin, adjusted gross margin percentage, discretionary cash flow and free cash flow are non-GAAP financial measures. For definitions and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(2)Growth capital expenditures made to (1) expand the operating capacity or operating income capacity of assets including, but not limited to, the acquisition of additional compression units, upgrades to existing equipment, expansion of supporting infrastructure, and implementation of new technologies, (2) maintain the operating capacity or operating income capacity of assets by acquisition of replacement compression units and their supporting infrastructure, and (3) expand the operating capacity or operating income capacity of existing assets.

(3)Other capital expenditures made on assets required to support our operations—such as rolling stock, leasehold improvements, technology hardware and software and related implementation expenditures, safety enhancements to equipment, and other general items that are typically capitalized and that have a useful life beyond one year. Other capital expenditures were previously included in growth capital expenditures, but are now shown separately for both current and historical periods.

Summary Operating Data
(as of the dates indicated)

	March 31, 2025	December 31, 2024	March 31, 2024
Fleet horsepower (1)	4,422,914	4,402,747	3,290,971
Revenue-generating horsepower (2)	4,284,103	4,250,499	3,285,592
Fleet compression units	4,941	5,069	3,091
Revenue-generating compression units	4,545	4,592	3,064
Revenue-generating horsepower per revenue-generating compression unit (3)	943	926	1,072
Fleet utilization (4)	96.9%	96.5%	99.8%

(1)Fleet horsepower includes (x) revenue-generating horsepower and (y) idle horsepower, which is comprised of compression units that do not have a signed contract or are not subject to a firm commitment from our customer and therefore are not currently generating revenue.
(2)Revenue-generating horsepower includes compression units that are operating under contract and generating revenue and compression units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.
(3)Calculated as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units at period end.
(4)Fleet utilization is calculated as (i) revenue-generating horsepower divided by (ii) fleet horsepower.

Full-Year 2025 Guidance
Kodiak is providing revised guidance for the full year 2025. Amounts below are in thousands except percentages.

	Full-Year 2025 Guidance
	Low	High
Adjusted EBITDA (1)	$695,000	$725,000
Discretionary cash flow (1)(2)	$430,000	$455,000

Segment Information
Contract Services revenues	$1,150,000	$1,200,000
Contract Services adjusted gross margin percentage (1)	66.5%	68.5%
Other Services revenues	$160,000	$180,000
Other Services adjusted gross margin percentage (1)	14.0%	17.0%

Capital Expenditures
Maintenance capital expenditures	$75,000	$85,000

Growth capital expenditures	$180,000	$205,000
Other capital expenditures	60,000	65,000
Total Growth and Other capital expenditures	$240,000	$270,000

(1)The Company is unable to reconcile projected adjusted EBITDA to projected net income (loss) and discretionary cash flow to projected net cash provided by operating activities and projected adjusted gross margin percentage to projected gross margin percentage, the most comparable financial measures calculated in accordance with GAAP, respectively, without unreasonable efforts because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliations.
(2)Discretionary cash flow guidance assumes no change to Secured Overnight Financing Rate futures.

Conference Call
Kodiak will conduct a conference call on Thursday, May 8, 2025, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss financial and operating results for the quarter ended March 31, 2025. To listen to the call by phone, dial 877-407-4012 and ask for the Kodiak Gas Services call at least 10 minutes prior to the start time. To listen to the call via webcast, please visit the Investors tab of Kodiak’s website at www.kodiakgas.com.

About Kodiak
Kodiak is a leading contract compression services provider in the United States, serving as a critical link in the infrastructure that enables the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems. More information is available at www.kodiakgas.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income (loss) before interest expense; income tax expense; and depreciation and amortization; plus (i) loss on extinguishment of debt; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) severance expenses; (v) transaction expenses; (vi) loss (gain) on sale of assets; and (vii) impairment of compression equipment. Adjusted EBITDA percentage is defined as adjusted EBITDA divided by total revenues. Adjusted EBITDA and adjusted EBITDA percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess: (i) the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and (iv) our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure. We believe adjusted EBITDA and adjusted EBITDA percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. Reconciliations of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and net cash provided by operating activities are presented below.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Adjusted gross margin percentage is defined as adjusted gross margin divided by total revenues. We believe adjusted gross margin and adjusted gross margin percentage are useful as supplemental measures to investors of our operating profitability. Reconciliations of adjusted gross margin to gross margin are presented below.
Discretionary cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus (w) cash loss on extinguishment of debt; (x) severance expenses; and (y) transaction expenses. We believe discretionary cash flow is a useful liquidity and performance measure and supplemental financial measure for us in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. A reconciliation of discretionary cash flow to net cash provided by operating activities is presented below.
Free cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; (iii) certain other expenses; and (iv) growth and other capital expenditures; plus (w) cash loss on extinguishment of debt; (x) severance expenses; (y) transaction expenses; and (z) proceeds from sale of assets. We believe free cash flow is a liquidity measure and useful supplemental financial measure for us in assessing our ability to pursue business opportunities and investments to grow our business and to service our debt. A reconciliation of free cash flow to net cash provided by operating activities is presented below.

Cautionary Note Regarding Forward-Looking Statements
This news release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: (i) expected operating results, such as revenue growth and earnings, including upon the continued integration of CSI Compressco LP into our operations, and our ability to service our indebtedness; (ii) anticipated levels of capital expenditures and uses of capital; (iii) current or future volatility in the credit markets and future market conditions; (iv) potential or pending acquisition transactions or other strategic transactions, the timing thereof, the receipt of necessary approvals to close such acquisitions, our ability to finance such acquisitions, and our ability to achieve the intended operational, financial, and strategic benefits from any such transactions; (v) expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings; (vi) production and capacity forecasts for the natural gas and oil industry; (vii) strategy for customer retention, growth, fleet maintenance, market position and financial results; (viii) our interest rate hedges; and (ix) strategy for risk management.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) a reduction in the demand for natural gas and oil and/or a decrease in natural gas and oil prices; (ii) the loss of, or the deterioration of the financial condition of, any of our key customers; (iii) nonpayment and nonperformance by our customers, suppliers or vendors; (iv) competitive pressures that may cause us to lose market share; (v) the structure of our Contract Services contracts and the failure of our customers to continue to contract for services after expiration of the primary term; (vi) our ability to successfully integrate any acquired businesses, including CSI Compressco, and realize the expected benefits thereof in the expected timeframe or at all; (vii) our ability to fund purchases of additional compression equipment; (viii) our ability to successfully implement our share repurchase program; (ix) a deterioration in general economic, business, geopolitical or industry conditions, including as a result of the conflict between Russia and Ukraine and the Israel-Hamas war, inflation, and slow economic growth in the United States; (x) a downturn in the economic environment, as well as continued inflationary pressures; (xi) international operations and related mobilization and demobilization of compression units, operational interruptions, delays, upgrades, refurbishment and repair of compression assets and any related delays and costs overruns or reduced payment of contracted rates; (xii) tax legislation and administrative initiatives or challenges to our tax positions; (xiii) the loss of key management, operational personnel or qualified technical personnel; (xiv) our dependence on a limited number of suppliers; (xv) the cost of compliance with existing and new governmental regulations, including climate change legislation, and associated uncertainty given the new U.S. federal government administration; (xvi) changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the potential direct and indirect impact of retaliatory tariffs and other actions; (xvii) the cost of compliance with regulatory initiatives and stakeholders’ pressures, including sustainability and corporate responsibility; (xviii) the inherent risks associated with our operations, such as equipment defects and malfunctions; (xix) our reliance on third-party components for use in our IT systems; (xx) legal and reputational risks and expenses relating to the privacy, use and security of employee and client information; (xxi) threats of cyber-attacks or terrorism; (xxii) agreements that govern our debt contain features that may limit our ability to operate our business and fund future growth and also increase our exposure to risk during adverse economic conditions; (xxiii) volatile and/or elevated interest rates and associated central bank policy actions; (xxiv) our ability to access the capital and credit markets or borrow on affordable terms (or at all) to obtain additional capital that we may require; (xxv) major natural disasters, severe weather events or other similar events that could disrupt operations; (xxvi) unionization of our labor force, labor interruptions and new or amended labor regulations; (xxvii) renewal of insurance; (xxviii) the effectiveness of our disclosure controls and procedures; and (xxix) such other factors as discussed throughout the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission.(“SEC”) on March 7, 2025, which can be obtained free of charge on the SEC’s website at http://www.sec.gov.
Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenues:
Contract Services	$288,956	$280,211	$193,399
Other Services	40,686	29,308	22,093
Total revenues	329,642	309,519	215,492
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Contract Services	93,235	93,184	65,882
Other Services	35,226	25,066	17,684
Depreciation and amortization	70,529	70,413	46,944
Selling, general and administrative	32,255	31,401	24,824
Loss on sale of assets	9,211	20,409	—
Total operating expenses	240,456	240,473	155,334
Income from operations	89,186	69,046	60,158
Other income (expenses):
Interest expense	(47,224)	(51,280)	(39,740)
Gain on derivatives	—	17,790	19,757
Other expense, net	(402)	(409)	(68)
Total other expenses, net	(47,626)	(33,899)	(20,051)
Income before income taxes	41,560	35,147	40,107
Income tax expense	10,524	15,547	9,875
Net income	31,036	19,600	30,232
Less: Net income attributable to noncontrolling interests	625	517	—
Net income attributable to common shareholders	$30,411	$19,083	$30,232

Earnings per share attributable to common shareholders:
Basic	$0.34	$0.21	$0.39
Diluted	$0.33	$0.21	$0.39

Weighted average shares outstanding:
Basic	87,879	87,011	77,432
Diluted	90,606	89,272	78,102

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,950	$4,750
Accounts receivable, net	253,660	253,637
Inventories, net	99,802	103,341
Fair value of derivative instruments	—	3,672
Contract assets	19,888	7,575
Prepaid expenses and other current assets	11,778	10,686
Total current assets	387,078	383,661
Property, plant and equipment, net	3,400,154	3,395,022
Operating lease right-of-use assets, net	51,367	53,754
Finance lease right-of-use assets, net	8,177	5,696
Goodwill	415,213	415,213
Identifiable intangible assets, net	161,040	162,747
Fair value of derivative instruments	11,619	17,544
Other assets	1,474	1,486
Total assets	$4,436,122	$4,435,123
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,724	$57,562
Accrued liabilities	179,157	188,732
Contract liabilities	78,988	73,075
Total current liabilities	329,869	319,369
Long-term debt, net of unamortized debt issuance cost	2,588,329	2,581,909
Operating lease liabilities	46,524	49,748
Finance lease liabilities	5,978	3,514
Deferred tax liabilities	108,666	103,826
Other liabilities	899	3,150
Total liabilities	$3,080,265	$3,061,516

Stockholders’ equity:
Preferred stock	8	9
Common stock	895	892
Additional paid-in capital	1,311,473	1,305,375
Treasury stock, at cost	(49,956)	(40,000)
Noncontrolling interest	12,029	13,694
Accumulated other comprehensive loss	(5,684)	—
Retained earnings	87,092	93,637
Total stockholders’ equity	1,355,857	1,373,607
Total liabilities and stockholders’ equity	$4,436,122	$4,435,123

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$31,036	$30,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,529	46,944
Equity compensation expense	6,978	2,848
Amortization of debt issuance costs	3,133	2,643
Non-cash lease expense	2,555	1,200
Provision for credit losses	—	85
Inventory reserve	123	126
Loss on sale of assets	9,211	—
Change in fair value of derivatives	—	(14,241)
Amortization of interest rate swap	2,426	—
Deferred tax provision	7,016	6,261
Changes in operating assets and liabilities, exclusive of effects of business acquisition:
Accounts receivable	(23)	(30,130)
Inventories	3,416	(6,794)
Contract assets	(12,313)	(906)
Prepaid expenses and other current assets	(1,235)	5,103
Accounts payable	2,182	(2,324)
Accrued and other liabilities	(16,258)	5,872
Contract liabilities	5,913	4,623
Other assets	(361)	—
Net cash provided by operating activities	114,328	51,542
Cash flows from investing activities:
Purchase of property, plant and equipment	(77,553)	(60,153)
Proceeds from sale of assets	9,376	—
Other	—	3
Net cash used for investing activities	(68,177)	(60,150)
Cash flows from financing activities:
Borrowings on debt instruments	347,491	1,008,476
Payments on debt instruments	(344,204)	(957,975)
Principal payments on other borrowings	(1,950)	—
Payment of debt issuance cost	—	(7,594)
Principal payments on finance leases	(719)	—
Offering costs	—	(446)
Dividends paid to stockholders	(36,445)	(29,815)
Repurchase of common shares	(9,956)	—
Cash paid for shares withheld to cover taxes	(2,827)	(294)
Net effect on deferred taxes and taxes payable related to the vesting of restricted stock	16	—
Distributions to noncontrolling interest	(357)	—
Net cash provided by (used for) financing activities	(48,951)	12,352
Net increase (decrease) in cash and cash equivalents	(2,800)	3,744
Cash and cash equivalents - beginning of period	4,750	5,562
Cash and cash equivalents - end of period	$1,950	$9,306

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(UNAUDITED)
(in thousands, excluding percentages)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income	$31,036	$19,600	$30,232
Interest expense	47,224	51,280	39,740
Income tax expense	10,524	15,547	9,875
Depreciation and amortization	70,529	70,413	46,944
Gain on derivatives	—	(17,790)	(19,757)
Equity compensation expense	6,978	5,594	2,848
Severance expense (1)	376	(712)	—
Transaction expenses (2)	1,786	4,731	7,880
Loss on sale of assets	9,211	20,409	—
Adjusted EBITDA	$177,664	$169,072	$117,762

Net income percentage	9.4%	6.3%	14.0%
Adjusted EBITDA percentage	53.9%	54.6%	54.6%

(1)Represents severance expense related to the CSI acquisition.
(2)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the CSI Acquisition and secondary offerings.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF ADJUSTED GROSS MARGIN TO GROSS MARGIN
(UNAUDITED)
(in thousands, excluding percentages)

Contract Services

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Total revenues	$288,956	$280,211	$193,399
Cost of operations (excluding depreciation and amortization)	(93,235)	(93,184)	(65,882)
Depreciation and amortization	(70,529)	(70,413)	(46,944)
Gross margin	$125,192	$116,614	$80,573
Gross margin percentage	43.3%	41.6%	41.7%
Depreciation and amortization	70,529	70,413	46,944
Adjusted gross margin	$195,721	$187,027	$127,517
Adjusted gross margin percentage	67.7%	66.7%	65.9%

Other Services

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Total revenues	$40,686	$29,308	$22,093
Cost of operations (excluding depreciation and amortization)	(35,226)	(25,066)	(17,684)
Depreciation and amortization	—	—	—
Gross margin	$5,460	$4,242	$4,409
Gross margin percentage	13.4%	14.5%	20.0%
Depreciation and amortization	—	—	—
Adjusted gross margin	$5,460	$4,242	$4,409
Adjusted gross margin percentage	13.4%	14.5%	20.0%

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO DISCRETIONARY CASH FLOW AND FREE CASH FLOW
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net cash provided by operating activities	$114,328	$118,485	$51,542
Maintenance capital expenditures	(16,407)	(14,858)	(10,642)
Severance expense (1)	376	(712)	—
Transaction expenses (2)	1,786	4,731	7,880
Change in operating assets and liabilities	18,679	1,732	24,556
Other (3)	(2,678)	(1,688)	(1,411)
Discretionary cash flow	$116,084	$107,690	$71,925
Growth capital expenditures (4)(5)	(55,983)	(44,693)	(52,221)
Other capital expenditures (4)	(22,258)	(26,393)	(7,180)
Proceeds from sale of assets	9,376	20,053	—
Free cash flow	$47,219	$56,657	$12,524
(1)Represents severance expense related to the CSI acquisition.
(2)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the CSI Acquisition and secondary offerings.
(3)Includes non-cash lease expense, provision for credit losses and inventory reserve.
(4)For the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, growth and other capital expenditures includes a $14.1 million increase, an $11.1 million increase and a $9.9 million increase in accrued capital expenditures, respectively.
(5)For the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, growth capital expenditures includes a non-cash increase in the sales tax accrual on compression equipment purchases of $1.2 million, $0.8 million and $0.3 million, respectively. These accrual amounts are estimated based on the best-known information as it relates to open audit periods with the State of Texas.